Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EAST RESOURCES ACQUISITION COMPANY

East Resources Acquisition Company, a corporation organized and existing under the by virtue of the

General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is East Resources Acquisition Company. The corporation was originally incorporated pursuant to the DGCL on May 22, 2020, under the name of East Resources Acquisition Company.

2. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 22, 2020. The date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 23, 2020, and the Amended and Restated Certificate of Incorporation was amended on July 25, 2022 (as amended, the “Amended and Restated Certificate of Incorporation”).

3. The Board of Directors of the corporation has duly adopted resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the corporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 2, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by February 27, 2023 (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. In the event that the Corporation has not consummated an initial Business Combination by the Deadline Date, the Board of Directors, in its discretion, if requested by the Sponsor, upon five days prior written notice to the Corporation, may extend the Deadline Date by one month each on up to five occasions, for up to an additional five months, but in no event to a date later than July 27, 2023 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open), provided that the Sponsor (or its affiliates or its permitted designees) loans to the Corporation by deposit of funds into the Trust Account (i) $0.033 for each Offering Share that is not redeemed (the “Initial Loan”), and (ii) an additional $0.033 for each Offering Share that is not redeemed by the last day of that extension period, not later than seven calendar days after the beginning of the next extension period (the “Additional Loans” and, collectively with the Initial Loan, the “Loans”) in exchange for a non-interest bearing, unsecured promissory note and the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with this Article IX. If the Corporation completes its initial

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Business Combination, it will repay the amounts loaned under the promissory note out of the proceeds of the Trust Account released to it. If the Corporation does not complete a Business Combination by the Deadline Date, the Loans will not be repaid. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders”.”

4. That thereafter, said amendment was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this day of January 23, 2023.

/s/ Terrence M. Pegula
Terrence M. Pegula
Chief Executive Officer, President and Chairman

[Signature Page to Certificate of Amendment]